September 30, 2000

Mr. Stephen F. Loughlin
Chief Financial Officer
RadiSys Corporation
5445 NE Dawson Creek Drive
Hillsboro, OR 97124

Dear Stephen:

U.S Bank National Association, ("Bank") is pleased to provide a commitment for a $20,000,000 (Twenty-Million Dollar), line of credit to RadiSys Corporation. ("Borrower"), subject to the follow terms and conditions:

Borrower:                           RadiSys Corporation

Guarantors:                         None

Operating Line of Credit

Borrowing Limit:                    $20,000,000.00 (Twenty-Million Dollars)

Purpose: Working capital, general corporate purposes and issuance of letters of credit up to $1,000,000 in the aggregate.

Expiry / Maturity:                  Expiry of September 30, 2001
                                    Standby Letters of Credit may have a final maturity of 11/30/2001

Pricing:
                  Fees: Documentation, set-up, and commitment fee of 5 basis points: $10,000

                                    Initial Unused fee is waived

                                    Initial Drawndown Fee of 25 basis points.
                                    Once drawn, a fee of 10 basis points on the unused portion of the facility, payable quarterly.

                  Interest Rate:    Interest on outstanding balances drawn under
                                    the revolving line of credit will be priced at the Bank's base rate, commonly announced as the Bank's Prime Rate, as it may change from time to time. The company will also have the option to price outstandings based on the London Inter-Bank Offering Rate,
                                    (LIBOR), plus a spread as tied to the
                                    company's leverage ratio as outlined in the table below.

                                    IBD is defined as the company's interest bearing debt. EBITDA is defined as the most recently reported quarterly earnings before

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                                    interest expense, taxes, depreciation and
                                    amortization expenses, multiplied by 4.

            --------------------------------------------------------------------
                   IBT / EBITDA               Prime          LIBOR
            --------------------------------------------------------------------
            Greater than 2.00                  +0%          200 bps
            --------------------------------------------------------------------
            1.50 to 2.00                       +0%         175 bps*
            --------------------------------------------------------------------
            1.25 to 1.50                       +0%          150 bps
            --------------------------------------------------------------------
            Less than 1.25                     +0%          125 bps
            --------------------------------------------------------------------
                       * current pricing

Other Terms:

            1. Prime Rate: Borrower is advised that the U.S. Bank's Prime Rate is the rate of interest which the Bank from time to time identifies and publicly announces as its Prime Rate, and is not necessarily, for example, the lowest rate of interest which the Bank collects from any borrower or group of borrowers.

                  Borrower may repay Prime Rate advances at anytime without a prepayment penalty.

            2. LIBOR: LIBOR is the London Inter-Bank Offering Rate and is the rate per annum determined by Bank as the average rate offered to banks for US Dollar deposits in the London inter-bank market at approximately 11 AM London time, and adjusted for reserves, if any. LIBOR borrowings are subject to the following:

                  a. Minimum advance of $500,000 and in increments of $100,000 thereafter.

                  b. Maturity and availability: One and two week, one, two, and 3-month periods, subject to availability of funds. Borrower acknowledges that the Bank will quote the one-week Libor rate as the same rate offered for 2-week and 1-month.

                  c.    Prepayment: Subject to indemnification of Bank.

                  d. Notification: Two-business days-prior notice of request for LIBOR advance or rollover is required. (Prior to 10:00 AM).

                  e. Irrevocability: Acceptance of a pricing commitment from Bank will constitute an irrevocable agreement of Borrower to borrow.

Repayment Terms:        Revolving line of credit. Interest payable monthly.
                        Principal due at maturity.


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Collateral:             Unsecured, but subject to a Quick Ratio test. The
                        revolving line of credit provides for a flexible collateral position according to the following matrix. The assets of the Borrower, which are referenced below, include accounts and inventory.

Quick Ratio*                         Collateral
--------------------------------------------------------------------------------
Greater than 1.50:1.00               Unsecured with negative pledge agreement.
--------------------------------------------------------------------------------
Less than or equal to 1.50:1.00      Unsecured with negative pledge if not
                                     borrowing, but converts to a secured
                                     facility if the ratio falls below the 1.50
                                     benchmark for two consecutive quarters. If
                                     borrowing then secured by accounts
                                     receivable and inventory.
--------------------------------------------------------------------------------
Less than or equal to 1.15:1.00      Unsecured with negative pledge if not
                                     borrowing. If borrowing then secured by
                                     accounts receivable and inventory with
                                     advances margined at 80% of eligible
                                     accounts receivable less than 30 days after
                                     due date
--------------------------------------------------------------------------------

                        * Quick Ratio is defined as ((Cash + Net trade A/R)/(Current Liabilities)) Based on the submitted second quarter financial statements, the current applicable Quick Ratio would be 2.4 to 1.0

                        Advances:

                        When the 80% eligibility test is applicable to the advance criteria the following will apply: Ineligible accounts will include, progress billings, retainages, cash sales, COD, U.S. Government sales, potential offsets, service charges and debtor aged accounts over 20 %. Additionally, Foreign receivables, which are evidenced by letters-of-credit, will be eligible subject to the aforementioned eligibility criteria, and other Foreign receivables as pre approved by the Bank. Further refinement of the advance may be necessary.

General Conditions:

Documentation:          Execution of notes, security agreements, loan
                        agreements, borrowing resolutions, and other documents as required by Bank on forms prepared by Bank.

Covenants:              The following covenants will be measured quarterly:
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                        o     Minimum Net Worth of $160,000,000 plus 50% of
                              quarterly Net Income with no deductions for losses beginning in the fourth quarter of fiscal 2000. Additionally this ratio will increase by 90% of any new equity raised. (Current Net Worth based on six month numbers is estimated to be $175 Million)

                        o Minimum Current Ratio of 2.0 to 1.0. ( Currently estimated to be 4.5 to 1.0)

                        o Maximum Leverage Ratio of 1.25 to 1.0, defined as Total Liabilities to Net worth. ( Currently estimated to be less than 1.0 to 1.0)

                        Failure to comply with the above listed covenant constitutes default under the terms of the Bank's documents.

Financial Reporting:    Audited annual financial statements provided within 90
                        days of fiscal year end.

                        Quarterly interim financial statements, with compliance certificate if borrowing, provided within 60 days of fiscal quarter end.

Disbursements under the Revolving Line of Credit shall terminate on the earliest of the occurrence of an event of default under any of the loan documents, the date indicated above as the Expiry / Maturity Date, or the date on which this Bank, in its sole discretion, determines that there has been a material adverse change in the financial condition or management of the Borrower, or determines that there has been any non-compliance with any term or condition stated herein.

Any non-compliance with the conditions and terms of this letter of commitment will be considered as an event of default under each of the loan documents, entitling the Bank to exercise rights and remedies provided for in the loan documents.

This letter summarizes all or part of certain principal terms and conditions relating to the loan and supersedes all prior oral or written negotiations, understandings, representations and agreements with respect to the loan. However, the loan documents will include additional material terms, conditions, covenants, representations, warranties and other provision which Bank customarily includes in similar transactions or which Bank determines to be appropriate to this transaction. Neither Bank nor Borrower shall be liable to the other on account of a failure to reach agreement on such other terms. Except to the extent modified by any other agreement, all terms, conditions, covenants and other provisions of this letter shall remain in effect until the loan (including any renewals, extensions or modifications) is paid in full, and by signing below, Borrower agrees to comply with all such provisions.

If the above terms and conditions of this letter to extend credit are acceptable to you, please sign and return the acknowledgment copy of this letter no later than November 30, 2000.

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Steve, it is my pleasure to assist the Company with its funding needs by offering this line of credit commitment. Please let me know if you have any questions concerning this renewal commitment.

Respectfully:


/s/ Ross A. Beaton

Ross A. Beaton
Vice President

By Oregon Statute (ORS 41.580), the following disclosure is required:

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US (BANK) AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

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                                 ACKNOWLEDGMENT

The undersigned hereby acknowledges and accepts this offer to extend credit on the terms and conditions stated above.

RadiSys Corporation, As Borrower


By: /s/  Brian Bronson
    ---------------------------------
Title: Treasurer
       ------------------------------
Date: 9-30-00
      -------------------------------